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                                  EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


To Board of Directors
Advanced Fibre Communications, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Advanced Fibre Communications, Inc. of our reports dated January 31, 2000, except as to Notes 3 and 12, which are as of February 9, 2000 relating to the consolidated balance sheets of Advanced Fibre Communications, Inc. and the related consolidated statements of income, stockholders' equity and other comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related schedule, which reports appear, or are incorporated by reference, in the December 31, 1999 annual report on Form 10-K of Advanced Fibre Communications, Inc.


                                              /s/ KPMG LLP

San Francisco, California
June 21, 2000